EXHIBIT A

to

Distribution Agreement

FUNDS AND INVESTMENT ADVISERS

NAME OF FUND	INVESTMENT ADVISER	DATE ADDED TO THE AGREEMENT
IndexEdge Long-Term Portfolio Fund	IndexEdge Investment Consulting LLC 650 Poydras Street, Suite 1400 New Orleans, LA 70130	September 4, 2008
Golub Group Equity Fund	Golub Group, LLC 2929 Campus Drive, Suite 145 San Mateo, CA 94403	December 17, 2008